EXHIBIT 10.4

OptimizeRx Corporation

2021 Equity Incentive Plan

Notice of Restricted Stock Unit Grant

You (the “Grantee”) have been granted the following award of Restricted Stock Units (“Restricted Stock Units” or “RSUs”) with respect to shares of OptimizeRx Corporation (the “Company”) common stock, par value $0.001 per share (the “Shares”), pursuant to the OptimizeRx Corporation 2021 Equity Incentive Plan (the “Plan”).

Name of Grantee:	[NAME]

Number of Restricted Stock Units Granted:	[NUMBER]

Date of Grant:	[DATE]

Vesting and Period of Restriction:	[VESTING SCHEDULE]

By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that this grant of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Unit Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Unit Agreement.

Optionee:	OptimizeRx Corporation:

By:	By:

Name:	Name:

Title:

OptimizeRx Corporation

2021 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Section 1. Grant of Restricted Stock Unit

(a) Restricted Stock Unit. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), the Company grants to the Grantee on the Date of Grant the right to receive the number of Restricted Stock Units set forth in the Grant Notice. Each RSU represents the right to receive one Share to be issued and delivered at the end of the Period of Restriction, subject to the risk of forfeiture described herein.

(b) Plan and Defined Terms. The RSUs are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the RSUs set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Grant Notice or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. Forfeiture and Transfer Restrictions

(a) Forfeiture Restrictions. Subject to Section 10(d) of the Plan, in the event of the Grantee’s Termination of Employment for any reason, the Grantee shall, for no consideration, forfeit to the Company the RSUs to the extent such RSUs are subject to a Period of Restriction at the time of such termination.

(b) Transfer Restrictions. During the Period of Restriction, the RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such RSUs are subject to a Period of Restriction.

(c) Lapse of Restrictions; Delivery of Shares. The Period of Restriction shall lapse as to the RSUs in accordance with the Grant Notice. Vested RSUs will be settled by delivery of Shares. As soon as practicable after the end of the Period of Restriction (but in no event later than 75 days thereafter), the number of Shares of the vested RSUs (minus any withholding for taxes) shall be delivered to the Grantee. The number of Shares that shall be delivered (less withholding for taxes) shall equal the number of vested RSUs. If the Grantee dies before any payment due hereunder is made, such delivery shall be made to the Grantee’s beneficiary. If Shares are issued, they shall be registered in the Grantee’s name in certificate or book entry form as soon as practicable following delivery of the Shares. Once delivery of a Share has been made with respect to a RSU, the RSU shall be canceled.

Section 3. Change in Control.

Except as otherwise set forth in an Individual Agreement between the Grantee and the Company or a Subsidiary or Affiliate, Section 10 of the Plan shall govern the treatment of the RSUs in connection with a Change in Control.

Section 4. Miscellaneous Provisions

(a) Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for federal, state, local or foreign income or employment or other tax purposes with respect to the RSU, the Grantee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Withholding obligations may be settled with Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The Committee may condition the delivery of Shares in respect of vested RSUs upon the Grantee’s satisfaction of such withholding obligations.

(b) Rights as Stockholder. Neither Grantee nor any person claiming under or through Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Grantee shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares. Cash dividends on Shares underlying RSUs shall accrue in cash and be paid only to the extent the underlying RSU vests.

(c) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Grant Notice by the Company, the Board, or the Committee.

(d) Choice of Law. This Agreement and the Grant Notice shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Grant Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.

(e) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 3(e) and Section 10 of the Plan may be made without such written agreement.

(f) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(g) References to Plan. All references to the Plan shall be deemed references to the Plan as it may be amended from time to time.

(h) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

3